Exhibit 99.1

EnergySolutions Announces Fourth Quarter and Full Year 2008 Results

Fourth Quarter Revenues of $410 Million; Adjusted EBITDA of $32.7 Million; Non-GAAP Net Income of $11.1 Million, or $0.13 per Share

SALT LAKE CITY, UT—(MARKET WIRE) — February 25, 2009 — EnergySolutions, Inc. (NYSE:ES) (“EnergySolutions” or the “Company”), a leading provider of specialized, technology-based nuclear services to government and commercial customers, today announced financial results for the Company’s fourth quarter and full year ended December 31, 2008.

Fourth Quarter 2008 Results

Revenues for the quarter ended December 31, 2008 were $410 million compared to $428 million for the same quarter of 2007. Gross profit for the quarter ended December 31, 2008 was $55.2 million compared to gross profit of $62.4 million for the quarter ended December 31, 2007. Selling, general and administrative expenses for the quarter ended December 31, 2008 were $40.4 million compared to $41.9 million for the fourth quarter of 2007. Selling general and administrative expenses for the fourth quarter of 2008 included a non-recurring management compensation expense of $10.0 million that was paid at the direction of and fully reimbursed by ENV Holdings, LLC (ENV), the Company’s former controlling stockholder. In the same quarter of the prior year, selling, general and administrative expenses included $6.9 million related to bonus termination payments under certain employment agreements. Other expenses, net of other income, for the quarter ended December 31, 2008 were $3.7 million compared to other income, net of other expenses, of $4.8 million for the quarter ended December 31, 2007. Other expenses in the fourth quarter of 2008 included $5.4 million of non-cash foreign currency transaction losses, net of gains on related derivative contracts, on the Company’s intercompany loan to its United Kingdom (UK) subsidiary.

Net income for the quarter ended December 31, 2008 was $2.4 million, or $0.03 per share, compared to a net loss of $4.8 million, or $0.11 per share, for the same quarter of 2007. Non-GAAP net income for the quarter ended December 31, 2008 was $11.1 million, or $0.13 per share. A reconciliation of net income to non-GAAP net income is provided in Table 5 in the accompanying financial tables.

EBITDA for the quarter ended December 31, 2008 was $22.7 million, compared to $37.0 million for the fourth quarter of 2007. EBITDA adjusted for the management compensation expense of $10.0 million paid at the direction of and reimbursed by ENV was $32.7 million for the quarter ended December 31, 2008. Reconciliations of net income to EBITDA and EBITDA, as adjusted, are provided in Tables 4 and 5, respectively, in the accompanying financial tables.

Net income before the non-cash impact of amortization of intangible assets for the quarter ended December 31, 2008 was $7.8 million, or $0.09 per share, compared to net loss before the non-cash impact of amortization of intangible assets for the quarter ended December 31, 2007 of $0.3 million, or $0.01 per share. A reconciliation of net income to net income before the non-cash impact of amortization of intangible assets is provided in Table 4 in the accompanying financial tables. Non-GAAP net income before the non-cash impact of amortization of intangible assets for the quarter ended December 31, 2008 was $16.5 million, or $0.19 per share. A reconciliation of net income to non-GAAP net income before the non-cash impact of amortization of intangible assets is provided in Table 5 in the accompanying financial tables.

“I am proud of our performance given the current uncertain economic environment. EnergySolutions continues to operate profitably and generate positive cash flow. We have well-established relationships with well-capitalized private and public customers across the United States and in the United Kingdom. In the fourth quarter, our consortium took control of the $7 billion tank operations project at Hanford to clean up contaminated waste water, and we were awarded a $19 million contract for soil remediation at the Asarco site in Texas. In the United Kingdom, our Magnox contract was extended for an additional two years based on our good performance and our outstanding safety record,” said Steve Creamer, the Company’s Chief Executive Officer.

“We continue to make progress in our business development efforts. For example, in the fourth quarter, we began work on the removal of eight retired steam generators at a nuclear station in North Carolina. EnergySolutions is performing the engineering, processing, packaging, transport and disposal of the large components at our Clive, Utah disposal facility. This project demonstrates that funding solutions for large component removal exist in this economy.  Overall, our portfolio of current and potential projects remains diversified and strong, our capital structure remains sound, and we continue to pay down debt with our free cash flow.”

Business Segments — Fourth Quarter 2008

The results of the Company’s four business segments are presented in Table 6 in the accompanying financial tables.

Federal Services revenues for the fourth quarter of 2008 were $69.8 million compared to revenues of $40.1 million for the same period in 2007. Segment income from operations for the fourth quarter of 2008 was $6.1 million compared to $6.4 million in the same quarter of 2007. Operating margin was 8.8% for the fourth quarter of 2008 compared to 15.9% for the fourth quarter of 2007. During the fourth quarter of 2007 and the first quarter of 2008, the Company, at the request of its customer, the Department of Energy, assumed voting control over two joint ventures. As a result, the consolidation of these joint ventures increased revenues $28.9 million in the fourth quarter of 2008 compared to the fourth quarter of 2007 at a significantly lower operating margin than our historical operating margin.  This increase in revenues was partially offset by decreased revenues of $9.8 million from work performed at the Savannah River and Hanford sites. Lower operating margins were the result of increased revenues from the lower-margin joint venture projects and decreased revenues from the higher-margin work performed at the Savannah River and Hanford sites.

Commercial Services revenues for the fourth quarter of 2008 were $31.2 million compared to $39.9 million for the fourth quarter of 2007. The decline in revenues was primarily the result of a decrease in revenues from utility services and engineering and technology projects because of the completion of several large contracts that had been active in the fourth quarter of fiscal 2007. This was offset in part by increased revenues from soil remediation work performed at the Asarco site near Houston, Texas. Income from operations for the fourth quarter of 2008 was $5.3 million compared to $8.7 million for the fourth quarter of 2007. The operating margin for the fourth quarter of 2008 was 16.9% compared to 21.8% for the fourth quarter of 2007.

Logistics, Processing and Disposal revenues for the fourth quarter of 2008 were $63.5 million compared to $75.6 million for the fourth quarter of 2007. The decline in revenues was primarily due to lower volumes of waste disposed at the Company’s facility in Clive, Utah. Income from operations for the fourth quarter of 2008 was $22.0 million compared to $35.0 million for the fourth quarter of 2007. The operating margin for the fourth quarter of 2008 was 34.6% compared to 46.3% in the same quarter of 2007. The decline in operating margin was primarily due to lower revenues at the Company’s Clive facility in combination with our fixed costs at the facility.

International revenues for the fourth quarter of 2008 were $245.6 million compared to $272.3 million for the fourth quarter of 2007. On a local currency basis, revenues for the fourth quarter of 2008 increased 17.6% over the fourth quarter of 2007 mostly due to increased revenues on our Magnox contracts. However, international revenues were negatively impacted approximately 23% by foreign currency fluctuations.  Segment income from operations for the fourth quarter of 2008 was $9.4 million compared to an operating loss of $0.2 million in the fourth quarter of 2007. The operating margin for the fourth quarter of 2008 was 3.8%, compared to negative 0.1% for the same quarter of 2007. The increased operating margin was primarily due to greater efficiency fees recognized in the quarter and lower selling, general and administrative expenses.  The Company has been working with its customer in the UK to improve the monitoring of progress under its contracts and agree upon achieved milestones throughout the year.  As this monitoring improves, the recognition of efficiency fees is expected to be more evenly spread throughout the year and less concentrated in the Company’s first and second fiscal quarters.

Full Year 2008 Results

Revenues for the year ended December 31, 2008 were $1.8 billion compared to $1.1 billion for the year ended December 31, 2007. Gross profit for the year ended December 31, 2008 was $247.2 million compared to $196.5 million for the year ended December 31, 2007. Income from operations for the year ended December 31, 2008 was $117.8 million compared to $74.6 million for the year ended December 31, 2007.

Net income for the year ended December 31, 2008 was $45.2 million, or $0.51 per share, compared to net loss of $8.9 million, or $0.79 per share, for the year ended December 31, 2007. Non-GAAP net income for the year ended December 31, 2008 was $55.0 million, or $0.62 per share. A reconciliation of net income to non-GAAP net income is provided in Table 5 in the accompanying financial tables.

EBITDA for the year ended December 31, 2008 was $159.8 million, compared to $121.8 million for the year ended December 31, 2007. A reconciliation of net income to EBITDA is provided in Table 4 in the accompanying financial tables. EBITDA, as adjusted for the management compensation expense paid at the direction of and reimbursed by ENV and the expenses related to the secondary offering, was $171.6 million for the year ended December 31, 2008. A reconciliation of EBITDA, as adjusted, is provided in Table 5 in the accompanying financial tables.

Net income before the non-cash impact of amortization of intangible assets for the year ended December 31, 2008 was $64.4 million, or $0.73 per share, compared to $6.5 million, or $0.56 per share, for the year ended December 31, 2007. A reconciliation of net income to net income before the impact of amortization of intangible assets is provided in Table 4 in the accompanying financial tables. Non-GAAP net income before the non-cash impact of amortization of intangible assets was $74.2 million, or $0.84 per share, for the year ended December 31, 2008. A reconciliation of net income to non-GAAP net income before the impact of amortization of intangible assets is provided in Table 5 in the accompanying financial tables.

Outlook for 2009

“The economic climate remains difficult, but we are fortunate to have great people and assets that are needed by our major utility and government customers. We still have a strong portfolio of industry-wide relationships that continue to generate new contracts and bidding opportunities, and we continue to execute well. We have reduced core operating expenses and continue to pay down debt.  Environmental cleanup funding for federal projects is growing, as evidenced by the $6 billion in approved stimulus funds for the DOE. This could be very positive for EnergySolutions. Our International segment has opportunities at Sellafield and the UK National Labratory. Our commercial utility customers are working diligently with us to try to find funding solutions for license stewardship and large component projects which have been delayed due to the decline in the financial markets,” Mr. Creamer said.

The Company estimates net income for 2009 in the range of $0.50 to $0.60 per share, based on 88.3 million fully diluted shares outstanding. Net income before the non-cash impact of the amortization of intangibles is estimated to be in the range of $0.70 to $0.80 per share. Amortization expense of intangible assets is expected to be $28 million, or $18 million net of related income tax expense. EBITDA is estimated to be in the range of $165-$180 million, assuming no special charges in all cases.

Forward-Looking Statements

Statements in this news release regarding future financial and operating results and any other statements about the Company’s future expectations, beliefs or prospects expressed by management constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to: (a) deteriorating economic conditions globally, including the current financial crisis and declining consumer confidence, (b) the weakening of the pound sterling and the related currency translation impact on our business if the currencies continue at present levels or continue to weaken, (c) adverse public reaction that could lead to increased regulation or limitations on our activities, (d) uncertainty regarding the impact on our business of increased regulatory scrutiny of the nuclear waste industry in the U.S. and UK, (e) decisions by our customers to reduce or halt their spending on nuclear services, (f) decisions by our commercial customers to store radioactive materials on-site rather than dispose of radioactive materials at one of our facilities, and (g) continued competitive pressures in our markets. Additional information on potential factors that could affect the Company’s results and other risks and uncertainties are set forth in EnergySolutions, Inc. filings with the Securities and Exchange Commission including its annual report on Form 10-K for the fiscal year ended December 31, 2007 and quarterly report on Form 10-Q for the quarter ended September 30,

2008. The Company does not undertake any obligation to release publicly any revision to any of these forward-looking statements.

Conference Call

The Company will conduct a conference call at 10:00 a.m. EST on Thursday, February 26, 2009, to discuss financial results for the fourth quarter and full year ended December 31, 2008.

Hosting the call will be Steve Creamer, Chairman and Chief Executive Officer, and Philip Strawbridge, Chief Financial Officer.

To participate in the event by telephone, please dial (866) 362-4820 five to ten minutes prior to the start time (to allow time for registration) and reference the conference passcode 33792629. International callers should dial (617) 597-5345 and use the same passcode.

A replay of the call will be available on Thursday, February 26, 2009, at 2:00 p.m. EST through Thursday, March 5, 2009, at 2:00 pm EST. To access the replay, dial (888) 286-8010 and enter passcode 58671718. International callers should dial (617) 801-6888 and enter the same passcode.

The conference call will be broadcast live over the Internet and can be accessed by all interested parties through the Company’s Web site at www.energysolutions.com by clicking on the “investor relations” tab at the top of the home page. To listen to the live call, please visit the Web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. An audio replay of the event will be archived on EnergySolutions’ Web site for 90 days.

About EnergySolutions

EnergySolutions offers customers a full range of integrated services and solutions, including nuclear operations, characterization, decommissioning, decontamination, site closure, transportation, nuclear materials management, the safe, secure disposition of nuclear waste, and research and engineering services across the fuel cycle.

Contact:

     For more information, please contact:

     John Rasmussen

     (801) 303-1681

     jarasmussen@energysolutions.com

-FINANCIAL TABLES FOLLOW-

Table 1

ENERGYSOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Dollars in thousands, except per share data)

	For the Quarter		For the Year
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007

Revenues	$410,080	$427,860	$1,791,631	$1,092,613
Cost of revenues	354,881	365,499	1,544,438	896,086

Gross profit	55,199	62,361	247,193	196,527

Selling, general and administrative expenses	40,438	41,891	129,430	121,948

Income from operations	14,761	20,470	117,763	74,579

Interest expense	(10,345)	(21,730)	(44,595)	(75,432)
Other income (expenses), net	(3,665)	4,767	(5,556)	3,364

Income before minority interests and income taxes	751	3,507	67,612	2,511

Minority interests	(426)	(92)	(1,333)	(92)
Income tax (expense) benefit	2,066	(8,184)	(21,098)	(11,318)

Net income (loss)	$2,391	$(4,769)	$45,181	$(8,899)

Net income per share:
Basic	$0.03	$(0.11)	$0.51	$(0.79)
Diluted	$0.03	$(0.11)	$0.51	$(0.79)

Number of shares used in per share calculations:
Basic	88,304,611	44,730,043	88,303,779	11,274,422
Diluted	88,316,045	44,730,043	88,311,231	11,274,422

Table 2

ENERGYSOLUTIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in thousands)

	December 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$48,448	$36,366
Accounts receivable, net of allowance for doubtful accounts	213,037	366,083
Other current assets	129,772	103,233
Total current assets	391,257	505,682

Property, plant & equipment, net	114,021	110,688
Goodwill	528,254	526,040
Other intangible assets,net	357,100	383,812
Other noncurrent assets	160,080	98,728

Total assets	$1,550,712	$1,624,950

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$2,954	$1,557
Accounts payable	89,513	155,663
Accrued expenses and other current liabilities	171,070	233,588
Other current liabilities	35,170	45,135
Total current liabilities	298,707	435,943

Long-term debt, less current portion	563,803	605,410
Other noncurrent liabilities	219,383	178,206

Total liabilities	1,081,893	1,219,559

Minority interests	1,033	68
Commitments and contingencies

Stockholders’ equity	467,786	405,323

Total liabilities and stockholders’ equity	$1,550,712	$1,624,950

Table 3

ENERGYSOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in thousands)

	For the Year Ended December 31,
	2008	2007

Cash Provided by Operating Activities	$103,109	$152,796

Investing Activities
Purchases of businesses, net of cash acquired	—	(199,105)
Purchases of property, plant and equipment	(26,629)	(13,312)
Other items	(647)	579
Cash Used in Investing Activities	(27,276)	(211,838)

Financing Activities
Net borrowings (repayments) of long-term debt	(40,210)	(154,200)
Dividends/distributions to shareholders	(8,831)	(8,917)
Proceeds from issuance of common stock, net of issuance costs	—	271,142
Other items	(3,585)	(16,091)
Cash Provided by (Used in) Financing Activities	(52,626)	91,934

Effect of Exchange Rate on Cash	(11,125)	(1,167)

Increase in Cash and Cash Equivalents	$12,082	$31,725

Amortization of Intangible Assets	$28,250	$24,147
Depreciation	$18,174	$19,083

Table 4

ENERGYSOLUTIONS, INC.

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND NET INCOME (LOSS)

BEFORE THE IMPACT OF AMORTIZATION OF INTANGIBLE ASSETS (UNAUDITED)

(Dollars in thousands, except per share data)

	For the Quarter		For the Year
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007

Reconciliation of net income (loss) to EBITDA:
Net income (loss)	$2,391	$(4,769)	$45,181	$(8,899)
Interest expense	10,345	21,730	44,595	75,432
Interest rate swap loss	259	255	2,482	741
Income tax expense (benefit)	(2,066)	8,184	21,098	11,318
Depreciation expense	4,794	4,571	18,174	19,083
Amortization of intangible assets	6,942	7,027	28,250	24,147
EBITDA	$22,665	$36,998	$159,780	$121,822

Reconciliation of net income (loss) to net income (loss) before the impact of amortization of intangible assets:
Net income (loss)	$2,391	$(4,769)	$45,181	$(8,899)
Amortization of intangible assets	6,942	7,027	28,250	24,147
Income tax expense related to amortization of intangible assets	(1,509)	(2,537)	(8,993)	(8,718)
Net income (loss) before the impact of amortization of intangible assets	$7,824	$(279)	$64,438	$6,530

Net income (loss) before the impact of amortization of intangible assets per share:
Basic	$0.09	$(0.01)	$0.73	$0.58
Diluted	$0.09	$(0.01)	$0.73	$0.56

Number of shares used in per share calculations:
Basic	88,304,611	44,730,043	88,303,779	11,274,422
Diluted	88,316,045	44,730,043	88,311,231	11,689,320

The Company defines EBITDA as earnings before interest expense including interest rate swap loss, income taxes, depreciation and amortization. The Company uses EBITDA to facilitate a comparison of its operating performance on a consistent basis from period to period that, when viewed with its GAAP results and the above reconciliation, management believes provides a more complete understanding of factors and trends affecting its business than GAAP measures alone. EBITDA assists management in comparing its operating performance on a consistent basis because it removes the impact of its capital structure (primarily interest charges), asset base (primarily depreciation and amortization) and items outside the control of its management team (taxes) from its results of operations. EBITDA should not be considered as a substitute for net income or income from operations, as determined in accordance with GAAP. EBITDA is not defined by GAAP, and you should not consider it in isolation or as a substitute for analyzing the Company’s results as reported under GAAP.

The Company defines net income before the impact of amortization of intangible assets as net income plus amortization expense of intangible assets, net of the related income tax expense of these items. Net income before the impact of amortization of intangible assets and net income before the impact of amortization of intangible assets per share are not computed in accordance with GAAP. These non-GAAP measures may be useful to investors seeking to compare the operating performance on a consistent basis from period to period that, when viewed with its GAAP results and the above reconciliation, management believes provides a more complete understanding of factors and trends affecting the Company’s business than GAAP measures alone. Net income before the impact of amortization of intangible assets and net income before the impact of amortization of intangible assets per share should not be considered as a substitute for net income or net income per share, as determined in accordance with GAAP. Net income before the impact of amortization of intangible assets and net income before the impact of amortization of intangible assets per share are not defined by GAAP, and you should not consider them in isolation or as a substitute for analyzing the Company’s results as reported under GAAP.

Table 5

ENERGYSOLUTIONS, INC.

RECONCILIATION OF NET INCOME TO NON-GAAP NET INCOME AND EBITDA, AS ADJUSTED

AND NET INCOME TO NON-GAAP NET INCOME BEFORE THE IMPACT OF

AMORTIZATION OF INTANGIBLE ASSETS (UNAUDITED)

(Dollars in thousands, except per share data)

	For the	For the
	Quarter Ended	Year Ended
	December 31, 2008	December 31, 2008

Reconciliation of net income to non-GAAP net income and EBITDA, as adjusted:
Net income	$2,391	$45,181
Compensation expense reimbursed by ENV Holdings LLC, net of income tax benefit of $1,326	8,674	8,674
Secondary offering expenses, net of income tax benefit of $661	—	1,135
Non-GAAP net income	11,065	54,990
Interest expense	10,345	44,595
Interest rate swap loss	259	2,482
Income tax expense (benefit)	(740)	23,085
Depreciation expense	4,794	18,174
Amortization of intangible assets	6,942	28,250
EBITDA, as adjusted	$32,665	$171,576

Non-GAAP net income per share:
Basic	$0.13	$0.62
Diluted	$0.13	$0.62

Number of shares used in per share calculations:
Basic	88,304,611	88,303,779
Diluted	88,316,045	88,311,231

Reconciliation of net income to non-GAAP net income before the impact of amortization of intangible assets:
Net income	$2,391	$45,181
Compensation expense reimbursed by ENV Holdings LLC, net of income tax benefit of $1,326	8,674	8,674
Secondary offering expenses, net of income tax benefit of $661	—	1,135
Non-GAAP net income	11,065	54,990
Amortization of intangible assets	6,942	28,250
Income tax expense related to amortization of intangible assets	(1,509)	(8,993)
Non-GAAP net income before the impact of amortization of intangible assets	$16,498	$74,247

Non-GAAP net income before the impact of amortization of intangible assets per share:
Basic	$0.19	$0.84
Diluted	$0.19	$0.84

Number of shares used in per share calculations:
Basic	88,304,611	88,303,779
Diluted	88,316,045	88,311,231

The Company defines non-GAAP net income as net income plus compensation expense reimbursed by ENV Holdings LLC and secondary offering expenses, net of the related income tax expense of these items. Non-GAAP net income and non-GAAP net income per share are not computed in accordance with GAAP. These non-GAAP measures may be useful to investors seeking to compare the operating performance on a consistent basis from period to period that, when viewed with its GAAP results and the above reconciliation, management believes provides a more complete understanding of factors and trends affecting the Company’s business than GAAP measures alone. Non-GAAP net income and non-GAAP net income per share should not be considered as a substitute for net income or net income per share, as determined in accordance with GAAP. Non-GAAP net income and non-GAAP net income per share are not defined by GAAP, and you should not consider them in isolation or as a substitute for analyzing the Company’s results as reported under GAAP.

The Company defines EBITDA, as adjusted, as net income plus compensation expense reimbursed by ENV Holdings LLC, secondary offering expenses, interest expense including interest rate swap loss, income taxes, depreciation and amortization. The Company uses EBITDA, as adjusted, to facilitate a comparison of its operating performance on a consistent basis from period to period that, when viewed with its GAAP results and the above reconciliation, management believes provides a more complete understanding of factors and trends affecting its business than GAAP measures alone. EBITDA, as adjusted, assists management in comparing its operating performance on a consistent basis because it removes the impact of its capital structure (primarily interest charges), asset base (primarily depreciation and amortization) and items outside the control of its management team (taxes, compensation reimbursed by a stockholder and offering costs required to be paid on behalf of a stockholder in accordance with a registration rights agreement) from its results of operations. EBITDA, as adjusted, should not be considered as a substitute for net income or income from operations, as determined in accordance with GAAP. EBITDA, as adjusted, is not defined by GAAP, and you should not consider it in isolation or as a substitute for analyzing the Company’s results as reported under GAAP.

The Company defines non-GAAP net income before the impact of amortization of intangible assets as net income plus compensation expense reimbursed by ENV Holdings LLC, secondary offering expenses and amortization expense of intangible assets, net of the related income tax expense of these items. Non-GAAP net income before the impact of amortization of intangible assets and non-GAAP net income before the impact of amortization of intangible assets per share are not computed in accordance with GAAP. These non-GAAP measures may be useful to investors seeking to compare the operating performance on a consistent basis from period to period that, when viewed with its GAAP results and the above reconciliation, management believes provides a more complete understanding of factors and trends affecting the Company’s business than GAAP measures alone. Non-GAAP net income before the impact of amortization of intangible assets and non-GAAP net income before the impact of amortization of intangible assets per share should not be considered as a substitute for net income or net income per share, as determined in accordance with GAAP. Non-GAAP net income before the impact of amortization of intangible assets and non-GAAP net income before the impact of amortization of intangible assets per share are not defined by GAAP, and you should not consider them in isolation or as a substitute for analyzing the Company’s results as reported under GAAP.

Table 6

ENERGYSOLUTIONS, INC.

REPORTING SEGMENT INFORMATION (UNAUDITED)

(Dollars in thousands)

	For the Quarter Ended December 31,				For the Year Ended December 31,
	2008		2007		2008		2007

Revenues
Federal Services	$69,763		$40,101		$271,820		$151,355
Commercial Services	31,203		39,862		107,198		137,378
LP&D	63,492		75,619		246,810		262,801
International	245,622		272,278		1,165,803		541,079
Total Revenues	$410,080		$427,860		$1,791,631		$1,092,613

Gross Profit and Margin
Federal Services	$8,706	12.5%	$8,769	21.9%	$39,197	14.4%	$42,383	28.0%
Commercial Services	7,203	23.1%	8,122	20.4%	33,280	31.0%	27,812	20.2%
LP&D	23,233	36.6%	37,239	49.2%	97,079	39.3%	108,763	41.4%
International Operations	16,057	6.5%	8,231	3.0%	77,637	6.7%	17,569	3.2%
Total Gross Profit	$55,199	13.5%	$62,361	14.6%	$247,193	13.8%	$196,527	18.0%

Income from Operations and Margin
Federal Services	$6,114	8.8%	$6,376	15.9%	$29,583	10.9%	$31,077	20.5%
Commercial Services	5,263	16.9%	8,704	21.8%	25,825	24.1%	20,082	14.6%
LP&D	21,953	34.6%	35,010	46.3%	87,893	35.6%	100,311	38.2%
International	9,411	3.8%	(194)	-0.1%	56,669	4.9%	2,930	0.5%
Total Income from Operations before corporate unallocated items	42,741	10.4%	49,896	11.7%	199,970	11.2%	154,400	14.1%
Corporate unallocated items	(27,980)		(29,427)		(82,207)		(79,821)
Total Income from Operations	$14,761	3.6%	$20,469	4.8%	$117,763	6.6%	$74,579	6.8%